Filed Pursuant to Rule 424(b)(3)
File Number 333-135121

Prospectus Supplement No. 2
to Prospectus dated August 10, 2007, as supplemented by
Prospectus Supplement No. 1 dated August 14, 2007

XETHANOL CORPORATION

This Prospectus Supplement No. 2 supplements our Prospectus dated August 10, 2007, as supplemented by Prospectus Supplement No. 1 dated August 14, 2007. The shares covered by the Prospectus have been registered to permit their resale to the public by the selling stockholders named in the Prospectus. We are not selling any shares of common stock in this offering and will not receive any proceeds from this offering, except on the exercise of warrants.

Our common stock is listed on the American Stock Exchange (“AMEX”) under the symbol “XNL.” The last sale price reported on the AMEX for our common stock on September 20, 2007 was $0.72.

This Prospectus Supplement includes the attached Current Report on Form 8-K dated September 20, 2007, as filed with the U.S. Securities and Exchange Commission on September 21, 2007.

You should read the Prospectus and this Prospectus Supplement No. 2, together with Prospectus Supplement No. 1 dated August 14, 2007, carefully before you invest, including the section of the Prospectus titled “Risk Factors,” which begins on page 5 of the Prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this Prospectus Supplement is September 21, 2007.

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(D) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): September 20, 2007

Xethanol Corporation
(Exact Name of Registrant as Specified in Its Charter)

Delaware
(State or Other Jurisdiction of Incorporation)

000-50154	84-1169517
(Commission File Number)	(IRS Employer Identification No.)

1185 Avenue of the Americas New York, New York	10036
(Address of Principal Executive Offices)	(Zip Code)

(646) 723-4000
(Registrant’s Telephone Number, Including Area Code)

________________________________________________________________________________________
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01. Other Events.

Xethanol Corporation, the registrant, is filing this Current Report on Form 8-K to disclose under this Item 8.01 the following matter, with respect to which information is not otherwise called for by this form, that Xethanol deems of importance to security holders.

In its Quarterly Report on Form 10-Q for the quarter ended June 30, 2007, Xethanol disclosed that it had cash, cash equivalents and marketable securities of approximately $17.1 million as of July 31, 2007, including a net investment in marketable securities of $13.3 million. The $13.3 million investment was in two auction rate securities for which Deutsche Bank Securities Inc. served as initial purchaser and broker-dealer. Each auction rate security holds a fixed portfolio of corporate bonds. Until recently, the securities were purchased and sold through an auction-type mechanism at a 28-day interval. Deutsche Bank Securities Inc. also facilitated the purchase and sale of the securities at par between auction dates. The securities were initially rated and continue to be rated “AAA” by Standard and Poor’s Rating Services, a division of The McGraw-Hill Companies, Inc. Although the securities have in the past been purchased and sold at par, the most recent auctions of each of the two securities failed. Deutsche Bank Securities Inc. is no longer facilitating the purchase and sale of the securities at par between auction dates. The securities currently can be sold only at a discount to par.

In light of the current credit markets and the inability of Xethanol to sell the securities at par, Xethanol’s board of directors evaluated the risks of continuing to hold the securities, which included the risk that the sales price of the securities might decline even further. Based on this evaluation, the board authorized management to sell all of the securities. Xethanol did so on September 20, 2007 through Deutsche Bank Securities Inc. at a discount to par. The sales resulted in a loss of $1.5 million of Xethanol’s $13.3 million total investment in the securities. Xethanol is currently reviewing its possible legal remedies. In its financial statements for the three months ended September 30, 2007, Xethanol will reflect a $1.5 million loss resulting from the sale of the securities.

SIGNATURES

Pursuant to the requirements of the Securities and Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Xethanol Corporation

Date: September 21, 2007	By:	/s/ David R. Ames
David R. Ames Chief Executive Officer and President